MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Barb Gould

330-796-8576

FOR IMMEDIATE RELEASE

#23008fi.1204

Goodyear Working to Resolve Accounting Issue in Australian Affiliate;
Must Be Resolved Before Filing Amended 2003 10-K

AKRON, Ohio – December 30, 2004 – The Goodyear Tire & Rubber Company is working with its partner in South Pacific Tyres (SPT) Australia to reach agreement on the proper treatment of a transaction under U.S. generally accepted accounting principles (U.S. GAAP).

As previously disclosed, Goodyear plans to incorporate additional disclosure related to certain overseas affiliates, including SPT, in its financial statements. These additional disclosures are required before Goodyear can file an amended Annual Report on Form 10-K for 2003. The accounting issue in Australia arose in the course of preparing these additional disclosures. The financial statements for SPT are prepared under Australian accounting principles and then adjusted to U.S. GAAP for use in Goodyear’s consolidated financial statements.

Goodyear said the amount in question is presently estimated at about $8 million and relates to the accounting treatment of a 10-year supply agreement between Goodyear and SPT. Depending on the resolution of the question, this issue may have no impact on Goodyear’s previously reported financial results, or it may result in the company recognizing up to the entire amount as a pre-tax expense in 2000 rather than amortizing it over 10 years, the treatment Goodyear has been applying.

It is possible that other items having an impact on Goodyear’s profit or loss for prior periods will be identified in the course of the review of SPT’s financial statements.

Separately, Goodyear ’s Australian partner in SPT has informed the U.S. Securities and Exchange Commission that its report on Form 20-F will be delayed for the same reason.

Goodyear and its partner in SPT, along with their respective auditors, are working to reach agreement and finalize the financial results of SPT. Goodyear cannot predict when it will be able to file its amended 2003 Form 10-K or whether the filing of its 2004 10-K will be delayed as a result of this issue.

Goodyear is the world’s largest tire company. Headquartered in Akron, Ohio, the company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 85,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including the timely resolution of the above described accounting matter concerning the company’s Australian joint venture, South Pacific Tyres (SPT), as well as the factors discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Dec. 31, 2003 and Form 10-Q for the quarter ended Sept. 30, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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